Exhibit 99.2

FOR IMMEDIATE RELEASE

CORRECTION: SCIENTIFIC GAMES CORPORATION ANNOUNCES PROPOSED PRIVATE OFFERING OF $200 MILLION OF SENIOR SUBORDINATED NOTES

New York, NY—December 1, 2004: Scientific Games Corporation (NASDAQ: SGMS) today announced that it intends, subject to market and other conditions, to offer $200 million aggregate original principal amount of senior subordinated notes in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

It is expected that the notes will pay cash interest through maturity of the notes.

The notes are not proposed to be convertible into common stock at any time.

Scientific Games intends to use the net proceeds from the offering to repay a portion of the term loan outstanding under its existing senior credit agreement and to finance the tender offer for the Company's 12 1/2% Senior Subordinated Notes due 2010.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. Scientific Games' Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.